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                                                                     EXHIBIT 5.1


                               JOHN D. HELD, ESQ.
                        1717 ST. JAMES PLACE, SUITE 550
                             HOUSTON, TEXAS  77056



                                August 8, 2000


Omega Protein Corporation
1717 St. James Place, Suite 550
Houston, Texas 77056

Gentlemen:

          I am rendering this opinion letter to you on behalf of Omega Protein Corporation, a Nevada corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 5,974,674 shares of common stock of the Company (the "Shares") in connection with the Omega Protein Corporation 2000 Long-Term Incentive Plan (the "Plan").

          As the basis for the opinion hereinafter expressed, I have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

          Based upon the foregoing, and subject to the limitations and assumptions set forth below, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Shares will, when issued and paid for in accordance with the terms of the Plan and the related award agreements with consideration at least equal to the par value of such shares, be legally issued, fully paid and non-assessable.

          This opinion is based on the federal laws of the United States of America and the General Corporation Laws of the State of Nevada. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without my express written consent.


                              Very truly yours,